                                                                   Exhibit 99.1


                 WILSHIRE OIL COMPANY OF TEXAS ANNOUNCES REVISED
                         OWNERSHIP BY FORMER CONSULTANT


Jersey City, New Jersey -- February 13, 2003--Wilshire Oil Company of Texas (AMEX: WOC) announced today that it has determined that its former consultant, the late Siggi B. Wilzig, owned a larger interest in Wilshire than had been reported previously. It is estimated that Mr. Wilzig may have beneficially owned up to 22% of Wilshire at the time of his death on January 7, 2003. Mr. Wilzig's last reported ownership indicated that he owned slightly under 10% of Wilshire. The percentage ownership in Wilshire by Mr. Wilzig has no effect on Wilshire's financial statements.

         Mr. Wilzig's estate is confirming Mr. Wilzig's holdings, and the estate expects to file updated ownership reports shortly.

                  Wilshire is an American Stock Exchange listed corporation engaged in oil and gas exploration and real estate investment operations.

                  The projections in this press release are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to several risks and uncertainties that could cause actual results to differ materially from such projections. Such risks and uncertainties include the possibility that the new drilling effort may not be successful, that the actual amount of reserves to be found will be substantially less than anticipated and that the actual annual production realized will be substantially less than anticipated, that the timing of the anticipated cash flow and the future demand and prices for oil and gas will differ from Company expectations. A discussion of these and other risks and uncertainties are disclosed in the Company's 2001 Form 10-K/A filed with the Securities and Exchange Commission.

WILSHIRE OIL COMPANY OF TEXAS 921 Bergen Avenue, Jersey City, New Jersey 07306
Tel: (201) 420-2796